EXHIBIT 99.1

Adaptive Medias Reports Fourth Quarter and Fiscal Year 2015 Results;

Merger with AdSupply on Track to Close in Q216; Companies’ Q415 Consolidated Results Support First-Year Goal of $2.5 Million in Earnings on Over $30 Million in Revenues

Highlights:

  Company exceeds revenue guidance with revenues of $1,686,051, compared with revenues of $1,848,299 in Q414
  Gross profit more than doubles to $457,340 in Q415 from $170,000 in Q414
  Company sees merger with L.A.-based AdSupply closing in Q216
  Q415 financial results of both companies support first-year pro forma earnings of $2.5 million in earnings on $30 million in revenues
  Company to hold conference call today to discuss results at 1 p.m. EDT (details below)

IRVINE, Calif., April 14, 2016 (GLOBE NEWSWIRE) -- Adaptive Medias, Inc. (OTCQB:ADTM), a video technology company that supports publishers, content producers and brand advertisers, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2015. Fourth quarter revenue and adjusted EBITDA exceeded the Company’s recently raised guidance issued on March 14, 2016.

AdSupply Posts Record Fiscal 2015 Revenue: Proposed Merger Expected to Close in Current Quarter

Adaptive Medias today also reported that its Letter of Intent to merge with Los Angeles-based AdSupply, Inc., (together “the Companies”) as previously announced on March 28, 2016, is well on-track and expected to close by the end of the Summer, if not sooner.  Please visit the following article that was published in last month’s Adweek: (Adaptive Medias and AdSupply to Merge Article).

AdSupply today also reported that it expects to report revenues in excess of $18 million in 2015 following its annual audit, which was recently required and recently completed as part of the terms of the proposed merger.  The fourth quarter revenue mix and expanding gross margin trends for the key product offerings of both Companies are clearly in-line with the Companies’ previously announced pro forma financial outlook of $2.5 million in earnings on $30 million in revenue in its first full year as a combined entity.

Fourth quarter as well as preliminary first quarter 2016 results from AdSupply’s recently launched BlockIQTM technology (www.blockiq.com) coupled with Adaptive Medias’ best-in-class “full-stack” Media GraphTM mobile video player, further confirm the synergies and enhanced market position that, as a combined company, are expected to drive historic revenue and earnings power led by these two industry leading services that effectively solve two of the largest and most pervasive problems faced by Internet publishers, producers and advertisers globally today.

AdSupply’s patented BlockIQ™ technology is a revolutionary Software as a Service (SaaS) model that bypasses ad blockers and enables online publishers to recover lost revenue. Analysts estimate that websites currently experience 20% to 40% of their ads being blocked, resulting in over $22 billion of lost revenue in 2015.  At the same time, according to the Ad Blocker Report by Adobe Systems, the use of ad blockers in the United States is increasing at an alarming rate of 48% annually. BlockIQ’s algorithms work by detecting users running ad blockers and bypassing them, including those blocked by AdBlock Plus, considered to be the industry’s leader.

Adaptive Medias’ Media Graph mobile platform is fully supported by the BlockIQ technology, whose advanced functionality can warn viewers, or bypass AdBlock entirely and enable the delivery of ads via Media Graph, which is significant considering Media Graph focuses on mobile devices, the fastest growing segment of the advertising industry.  As a result, the combined company is expected to significantly benefit from BlockIQ’s sector leadership and first mover advantage in a potentially massive, nascent industry.

Adaptive Medias Reports Fourth Quarter 2015 Revenues Exceeds Guidance

Revenues for the three months ended December 31, 2015 were $1,686,051, a decrease of $162,248 from $1,848,299 in the year-ago quarter but ahead of the Company’s guidance provided on March 14, 2016.  The decrease was primarily due to the phase out of Flash, resulting in shakeups across the ad tech space. This occurrence began when Google initially announced it would automatically start pausing Flash content in its Chrome browser. This issue affected almost all of the Company’s advertising partners who have had to deal with a rapid transition from Flash to HTML5. The Company is utilizing its HTML5 player to solve this issue; however the Company is still somewhat dependent on its partners’ ability to adopt an HTML5 solution.  By the first half 2016 the Company expects the majority of its partners will have adopted its HTML5 solution and for this to no longer be of consequence and for revenues to begin its rebound.

Gross profit for the fourth quarter more than doubled to $457,340 or 27.1% of revenues compared with $170,000, or 9.1% of revenues in the year-earlier quarter. The increase in gross profit margin is due to the increased mix of the Company’s high-margined Media Graph technology platform sales versus its traditional lower margin advertising business.

Operating expenses for the fourth quarter of 2015 decreased substantially to $3.57 million from $12.3 million in the year-ago period. The decrease stemmed from lower expenses across the board primarily due to the Company’s focus on its proposed merger with AdSupply and the transition that is expected to occur soon, beginning with the move from Adaptive Medias’ offices in Irvine, California to AdSupply’s corporate headquarters in Culver City, California.  Notably, general and administrative expenses continued to decline, falling to $600,000 in the fourth quarter of 2015 compared with $1.3 million in the third quarter ended September 30, 2015.

Adaptive Medias Reports Fiscal 2015 Financial Results

Revenues for the fiscal year ended December 31, 2015 were $4,654,489, a decrease of $420,737 from revenues of $5,075,226 in fiscal 2014. As mentioned earlier, the decrease was primarily due to the phase out of Flash, resulting in an unexpected shock to the ad tech industry. This occurrence began when Google announced it would automatically start pausing Flash content in its Chrome browser. By the first half 2016 the Company expects this to no longer be of consequence and for revenues to return to its historical double-digit growth rates.

Operating expenses for 2015 decreased to $16.4 million from $19.9 million in 2014. The decrease was primarily due to the decreased R&D spending on Media Graph, now that the technology is ready for its global rollout and widespread commercialization.

CEO Comments on 2015 Highlights and Provides Bright Outlook for Merged Company in 2016 and Beyond

Commenting on the strong fourth quarter results and outlook for 2016, Adaptive Medias Chairman and Chief Executive Officer, John B. Strong, said, “We have exceeded our internal goals and forecasts for 2015 driven largely in part by the successful business transition from our traditional, lower-margin advertising business, and into the higher-margin, turnkey and proprietary Media Graph platform.

“Looking ahead to 2016, we are extremely eager to continuing to work aggressively, yet systematically, in order to complete the proposed merger with AdSupply and almost immediately begin to benefit from both the financial and operational rewards that such a marriage will offer to our shareholders, employees and, most importantly, our clients.

“We believe this merger will serve as the single most important milestone in Adaptive Medias’ history for its shareholders and look forward to keeping each one of you updated on our progress as we continue to work on the transition into one company that is expected to dominate the anti ad blocking industry due to our first-mover advantage and patent-protected technology that we have proven to be far superior than anything else in the marketplace.  Today, we are much further into that process with the completion of our audits and most of the due diligence so we can now concentrate on completing the requisite financing and close the merger by the end of summer,” concluded Mr. Strong.

Fourth Quarter Conference Call Information

An accompanying conference call will be hosted by John B. Strong, Chairman and Chief Executive Officer, and Sal Aziz, Executive Vice President of Platform, to discuss the results.  Please refer to the information below for conference call dial-in information and webcast registration.

Live Call Information

Conference Date/Time:	Thursday, April 14, 2016 at 1:00 PM ET
Conference Dial-in:	877-830-2637
Conference Dial-In (International):	785-424-1235
Conference ID:	ADAPTIVE
Webcast Registration Link:	Adaptive Medias Fourth Quarter and Fiscal 2015 Conference Call

Replay Information

Replay Number (Toll Free):	877-481-4010
Replay Number (International):	919-882-2331
Replay ID#:	10020
Replay Available Until:	May 14, 2016 at 11:59 PM

A replay via the Internet will also be available on the Company's website, www.adaptivem.com, under "Investors."

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The Company’s comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visit www.adaptivem.com. Follow the Company on Twitter @adaptive_m.

ABOUT ADSUPPLY, INC.

AdSupply, Inc. operates a high impact advertising network that is viewable, human, and exclusive to provide advertisers a meaningful connection with consumers. Founded in 2012, the company offers unique ad inventory not available in exchanges or other networks from over 1,000 directly-integrated websites. For more information, please visit www.adsupply.com.

FORWARD LOOKING STATEMENTS

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements, including without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger agreement; the outcome of any legal proceedings that could be instituted against Adaptive Medias or its directors or AdSupply related to the proposed merger agreement; the possibility that various conditions to the consummation of the proposed acquisition not be satisfied or waived, including the receipt of all regulatory clearances related to the merger; the failure of AdSupply to obtain the necessary financing to complete the proposed proposal, risks related to the ultimate outcome and results of integrating the operations of Adaptive Medias and AdSupply, the ultimate outcome of Adaptive Medias’ operating strategy applied to AdSupply and the ultimate ability to realize synergies; the effects of the business combination on Adaptive Medias and AdSupply, including on the combined company's future financial condition, operating results, strategy and plans; risks that the proposed transaction disrupts current plans and operations, and potential difficulties in employee retention as a result of the proposed merger; risks related to the combined companies’ ability to successfully implement its acquisition strategy or integrate other acquired companies; uncertainty as to the future profitability of businesses acquired by the combined entity, and delays in the realization of, or the failure to realize, any accretion from acquisition transactions by the combined entity; the risk of downturns in the ad-tech industry; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the U.S. Securities and Exchange Commission ("SEC"). Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

[Financial Tables to Follow]

ADAPTIVE MEDIAS, INC.
Condensed Consolidated Statements of Operations
	For the years ended
	December 31,
	2015	2014
Revenue	$4,654,489	$5,075,226
Cost of revenue	3,891,930	3,940,350
Gross Profit	762,559	1,134,876
Operating expenses:
Legal and professional fees	1,341,127	1,506,016
Research and development	174,443	1,381,873
General and administrative expenses	3,927,620	4,044,468
Selling expenses	367,025	1,712,328
Depreciation and amortization	2,453,696	1,485,384
Stock compensation expense	2,704,989	1,206,852
Impairment of intangibles	5,458,229	8,604,315
Loss on disposal of equipment	-	643
Total operating expenses	16,427,129	19,941,879
Loss from operations	$(15,664,570)	$(18,807,003)
Other income (expense):
Interest expense	(680,230)	(42,171)
Gain (loss) on extinguishment of debt	-	(19,379)
Excess fair market value of derivative liabilities	(1,979,011)	-
Change in fair value of derivative liability	1,847,738	-
Other income	889,334	18,827
Total other income (expense)	77,831	(42,723)
Net income (loss)	$(15,586,739)	$(18,849,726)
Basic and dilutive loss per common share	$(0.88)	$(2.04)
Weighted average number of common shares outstanding	17,772,497	9,233,075

ADAPTIVE MEDIAS, INC.
Condensed Consolidated Balance Sheet
	December 31,	December 31,
	2015	2014
Assets
Current Assets
Cash	$359	$2,255,784
Accounts receivable, net	1,619,451	1,754,893
Prepaid expenses	845,000	61,478
Total Current Assets	2,464,810	4,072,155
Furniture and fixtures, net	46,132	72,476
Intangible assets, net	295,405	8,018,170
Deposits	17,114	34,843
Total Assets	$2,823,461	$12,197,644
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$3,746,313	$4,686,991
Convertible note payable, net	675,172	-
Related party note payable	46,795	-
Derivative liability	1,481,278	-
Total Liabilities	5,949,558	4,686,991

Stockholders' Equity (Deficit)
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none outstanding	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized; 22,923,526 and 13,869,771 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	22,924	13,866
Additional paid-in capital	52,610,434	47,669,503
Accumulated deficit	(55,759,455)	(40,172,716)
Total Stockholders' Equity (Deficit)	(3,126,097)	7,510,653
Total Liabilities and Stockholders' Equity (Deficit)	$2,823,461	$12,197,644

Investor/Media Contact:
Todd Markey
Investor Relations Partners
tmarkey@irpartnersinc.com
Phone: 818-280-6800

Company Contact:
John B. Strong
Chairman & CEO
jstrong@adaptivem.com
Phone: (949) 525-4634